Exhibit 99.1

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

David Vander Zanden	Mary Kabacinski
President & CEO	Executive VP & CFO
(920) 882-5602	(920) 882-5852

FOR IMMEDIATE RELEASE

TUESDAY, AUGUST 12, 2003

SCHOOL SPECIALTY REPORTS RECORD FISCAL 2004 FIRST QUARTER RESULTS

NET INCOME UP 13 PERCENT

Highlights

• Operating margin expands by 100 basis points to 16 percent
• Diluted EPS grows 12 percent to $1.21
• Sale of $133 million convertible subordinated notes completed
• Fiscal 2004 revenue and earnings guidance confirmed

Greenville, WI, August 12, 2003—School Specialty, Inc. (NASDAQ:SCHS), the largest direct marketer of supplemental educational products to schools and teachers for pre-kindergarten through twelfth grade, today reported record first quarter fiscal 2004 financial results. Revenues were $304.4 million, an increase of 2.1% over fiscal 2003’s first quarter and net income increased 13.3 percent from $24.0 million to $27.1 million.

Record First Quarter Financial Performance

Revenues for the first quarter of fiscal 2004 rose 2.1 percent to $304.4 million from $298.0 million in the first quarter last year. The growth in revenues is primarily attributable to acquired businesses, offset by a modest decline in revenues in the traditional segment. Gross margin expanded 20 basis points to 42.0 percent of revenues from 41.8 percent of revenues. The gross margin expansion is primarily related to a higher percentage of proprietary products in the product mix, partially offset by a decline in traditional segment gross margin reflecting the current competitive pricing environment, primarily in the bid and furniture portions of the traditional business.

Operating income for the quarter increased 9.2 percent to $49.1 million from $44.9 million. Selling, general and administrative expenses (SG&A), as a percent of revenues, decreased 80 basis points from 26.7 percent to 25.9 percent. The reduction in SG&A resulted from successful off-season integration efforts and a reduction in selling expenses, partially offset by expenses associated with new initiatives and acquired operations. Earnings before interest and other, taxes, depreciation and amortization (EBITDA) grew 9.9 percent from $48.6 million to $53.4 million. As a percent of revenues, EBITDA expanded by 120 basis points.

“We are very satisfied with our first quarter results,” said Dave Vander Zanden, President and Chief Executive Officer. “The current economic and funding environment in certain states has resulted in some margin pressure, primarily on bid business and the traditional business’s furniture lines. Additionally, the partial installation of our new enterprise system and the related training has extended our shipping cycle 2 to 3 days in the first quarter. As a result, we are entering our second quarter with a higher level of open orders than last year. Our associates continue to effectively manage this environment, and I am very pleased with the results of our efforts.”

School Specialty, Inc.

Add 1

Sale of Convertible Subordinated Notes

During the quarter, we sold $110 million of convertible subordinated notes due 2023. The notes, which provide for a contingent conversion feature, carry an annual cash interest rate of 3.75 percent and, depending on the market price of the notes, could be subject to an upward adjustment commencing August 1, 2008. After the end of fiscal 2004’s first quarter, the underwriters exercised their over-allotment option, and we sold an additional $23 million of the notes, for total proceeds from the offering of $133 million. “We used the proceeds of the convertible subordinated debt offering to repay a portion of our floating rate bank debt,” said Mary Kabacinski, Executive Vice President and Chief Financial Officer. “We believe the offering strengthens our position in today’s uncertain interest rate environment and increases our financing flexibility as we pursue selective, accretive acquisition opportunities.”

Outlook

“We are pleased to confirm our fiscal 2004 guidance of revenues of $910 – $930 million, and diluted EPS of $2.18 – $2.28,” said Dave Vander Zanden. “Based on our current backlog, our assessment of anticipated order flow and gross margin analysis, we expect revenues for the August through October quarter to be up 5 to 7 percent and EPS to be up 4 to 5 percent for the same period.”

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2004 first quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty, Inc., the “Educator’s Marketplace,” is the largest direct marketer of supplemental educational products to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States and Canada. The company mails over 40 million catalogs annually to customers, and serves its customers through approximately 2,500 employees, including over 500 salespeople. School Specialty has a unique approach to the market. The School Specialty brand focuses on serving administrators and procurement specialists through a national sales force. The company’s nine specialty brands—ClassroomDirect, Childcraft, abc School Supply, Sax Arts and Crafts, Frey Scientific, Brodhead Garrett, Teacher’s Video, Premier Agendas and Sportime—serve teachers and curriculum specialists with proprietary product offerings. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.4 of School Specialty’s Annual Report on Form 10-K for fiscal year 2003 and other documents filed with the Securities and Exchange Commission.

-Financial Tables Follow-

-More-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended
	July 26,	July 27,
	2003	2002
Revenues	$304,430	$298,027
Cost of revenues	176,501	173,536

Gross profit	127,929	124,491
Selling, general and administrative expenses	78,871	79,553

Operating income	49,058	44,938
Interest expense and other	4,599	4,979

Income before provision for income taxes	44,459	39,959
Provision for income taxes	17,317	16,003

Net income	$27,142	$23,956

Weighted average shares outstanding:
Basic	18,611	18,158
Diluted	23,744	23,433
Net income per share:
Basic	$1.46	$1.32
Diluted	$1.21	$1.08
Earnings before interest and other, taxes, depreciation and amortization (EBITDA) reconciliation:
Net income	$27,142	$23,956
Provision for income taxes	17,317	16,003
Interest expense and other	4,599	4,979
Depreciation and amortization expense	4,335	3,627

EBITDA	$53,393	$48,565

School Specialty, Inc. Consolidated Condensed Balance Sheets (In thousands)
	July 26, 2003	April 26, 2003	July 27 2002,
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$4,789	$2,389	$5,026
Accounts receivable	183,771	48,533	174,744
Inventories	135,223	109,419	106,439
Prepaid expenses and other current assets	21,335	27,436	18,321
Deferred taxes	4,324	4,324	7,341

Total current assets	349,442	192,101	311,871
Property and equipment, net	62,568	63,969	65,149
Goodwill and other intangible assets, net	483,579	474,312	426,067
Other	8,882	5,953	7,382

Total assets	$904,471	$736,335	$810,469

Liabilities and Shareholders’ Equity
Current maturities—long-term debt	$535	$512	$433
Accounts payable	109,959	57,355	104,012
Other current liabilities	52,792	35,625	58,409

Total current liabilities	163,286	93,492	162,854
Long-term debt	356,233	292,844	325,465
Deferred taxes	28,561	28,546	23,139

Total liabilities	548,080	414,882	511,458
Shareholders’ equity	356,391	321,453	299,011

Total liabilities & shareholders’ equity	$904,471	$736,335	$810,469

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Three Months Ended
	July 26, 2003	July 27, 2002
Cash flows from operating activities:
Net income	$27,142	$23,956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,335	3,627
Amortization of debt fees and other	706	561
Restructuring related payments	(116)	(111)
(Gain) loss on disposal or impairment of property and equipment	(7)	965
Net borrowings under accounts receivable securitization facility	4,000	—
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations accounted for under the purchase method):
Accounts receivable	(138,981)	(140,396)
Inventories	(23,892)	(8,308)
Prepaid expenses and other current assets	4,865	9,388
Accounts payable	51,053	56,919
Accrued liabilities	17,826	16,738

Net cash used in operating activities	(53,069)	(36,661)

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(9,558)	(4,016)
Additions to property and equipment	(1,659)	(3,424)
Proceeds from disposal of property and equipment	1,113	96

Net cash used in investing activities	(10,104)	(7,344)

Cash flows from financing activities:
Proceeds from bank borrowings	170,300	63,200
Repayment of debt and capital leases	(216,939)	(23,353)
Proceeds from convertible debt offering	110,000	—
Payment of debt fees and other	(3,123)	(115)
Proceeds from exercise of stock options	5,335	3,176

Net cash provided by financing activities	65,573	42,908

Net increase (decrease) in cash and cash equivalents	2,400	(1,097)
Cash and cash equivalents, beginning of period	2,389	6,123

Cash and cash equivalents, end of period	$4,789	$5,026

Free cash flow reconciliation:
Net cash used in operating activities	$(53,069)	$(36,661)
Additions to property and equipment	(1,659)	(3,424)
Proceeds from disposal of property and equipment	1,113	96
Net borrowings under accounts receivable securitization facility	(4,000)	—

Free cash flow	$(57,615)	$(39,989)

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

1st Quarter, Fiscal 2004

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD
					% of Revenues
	1Q04-QTD	1Q03-QTD	Change $	Change %	1Q04-QTD	1Q03-QTD
Revenues
Traditional	$158,937	$162,207	$(3,270)	-2.0%	52.2%	54.4%
Specialty	145,493	135,820	9,673	7.1%	47.8%	45.6%

Total Revenues	$304,430	$298,027	$6,403	2.1%	100.0%	100.0%

					% of Revenues
	1Q04-QTD	1Q03-QTD	Change $	Change %	1Q04-QTD	1Q03-QTD
Gross Profit
Traditional	$52,762	$56,312	$(3,550)	-6.3%	41.2%	45.2%
Specialty	75,167	68,179	6,988	10.2%	58.8%	54.8%

Total Gross Profit	$127,929	$124,491	$3,438	2.8%	100.0%	100.0%

Segment Gross Margin Summary-QTD
Gross Margin	1Q04-QTD	1Q03-QTD
Traditional	33.2%	34.7%
Specialty	51.7%	50.2%

Total Gross Margin	42.0%	41.8%